Exhibit 99.1

NEWS RELEASE

	Contacts:	Trey Stolz,
VP Investor Relations
Basic Energy Services, Inc.
817-334-4100

Jack Lascar / Kaitlin Ross
FOR IMMEDIATE RELEASE		Dennard Lascar Investor Relations
713-529-6600

BASIC ENERGY SERVICES
ANNOUNCES WITHDRAWAL OF PROPOSED SENIOR SECURED NOTES OFFERING

FORT WORTH, Texas - March 7, 2018 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced that it has decided not to proceed with the previously announced offering of $300 million of senior secured notes.
The Company approached the market as an opportunistic means to refinance its existing indebtedness under the Amended and Restated Term Loan Agreement for $165 million due in 2021, however, the Company has concluded that current rate and structure available in the market lacked the flexibility to be sufficiently attractive for Basic to move forward. The company is comfortable that it has sufficient financial resources, and will continue to monitor the markets for terms that are more flexible to refinance its current term loan in the future.
As previously announced, Basic is continuing to engage in advanced conversations with lenders to secure a new, up-to $150 million 5-year revolving credit facility secured by accounts receivable, inventory and certain related assets (the “New ABL Facility”). In the event the New ABL Facility becomes effective, the New ABL Facility will replace the existing $120 million asset-based credit facility.
About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs more than 4,100 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, California and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Safe Harbor Statement

This press release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Additionally, forward-looking statements are subject to certain risks, trends, and uncertainties. Basic cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Basic does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise except as required by law. The Company further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2017 filed with the U.S. Securities and Exchange Commission.

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